Exhibit (2)(k)(2)

Form of COMPLIANCE SERVICES AGREEMENT

Growth Capital Portfolio, LLC

Growth Capital TEI Portfolio, LLC and

Growth Capital Master Portfolio, LLC,

and

Citi Fund Services Ohio, Inc.

Schedule 1	Definitions	1

Schedule 2	Services	1

Schedule 3	Dependencies	1

Schedule 4	Fees and Expenses	1

THIS COMPLIANCE SERVICES AGREEMENT is made on May __, 2009, by and between Growth Capital Portfolio, LLC, Growth Capital TEI Portfolio, LLC and Growth Capital Master Portfolio, LLC, each a limited liability company organized under the laws of Delaware, (each a "Client" and collectively "Clients" or the "Client") and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 ("Service Provider" and, with each Client, "Parties").

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)

Services. The Services are described in Schedule 2 (the "Services Schedule"). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)

Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material, taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed to by the Service Provider (a "Service Change") will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties' respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the "Change Control Process."

(C)

Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents and Policies and Procedures of the Client. Client requests to make a material change to the Services necessitated by a change to the Client's Organic Documents or Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)

Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties. For purposes hereof, "Force Majeure Event" means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)

as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents and any Policies and Procedures submitted to the Service Provider pursuant to Sections 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider, its employees, agents or subcontractors), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client ("Investment Advisers") or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client or its Customers ("Intermediaries"). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)

Subject to Sections 2(D) and 6 hereof, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)

the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or its Customers ("Custodians"), (D) any Persons specified in Section 2(E)(i) above other than the Service Provider, its employees, agents or subcontractors, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Customers ("Non-Discretionary Subcontractors"), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)

Upon written notice to each Client, the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement ("Administrative Support Providers"). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers. All fees and expenses incurred in any delegation or sub-contract shall be paid by the Service Provider, and the Service Provider shall remain responsible to the Client for the acts and omissions of all Administrative Support Providers appointed by it as if such acts or omissions were the acts or omissions of the Service Provider.

(F)

Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker-dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

3.	INSTRUCTIONS

(A)

Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)

Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the "Security Procedures"). The Service Provider's sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information and will promptly notify the Client if Service Provider needs additional information concerning an Instruction.

(C)

Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)

Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)

Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)

Deemed Delivery. Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the Party, in the case of a registered letter at the expiration of five (5) Business Days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that if any document is sent by fax or electronic means outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)

Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client's receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)

No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person.

(C)

Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)

Advice of Experts. About any disputed matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Service Provider. The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)

Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a "Report") and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)

Records and Access. Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to those records of the Service Provider maintained by the Service Provider and relating to the Services ("Client Records") as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may make and retain archival copies of Client Records at its own expense.

(C)

Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer's accountants, (ii) to the Client's Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client's tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)

The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)

Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, "Customer Data"), the unique investment methods utilized by a Client ("Investment Methods") and the identities of the portfolio holdings at any time and from time to time of the Client ("Portfolio Data") constitute proprietary information of substantial value to the Client. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client's written consent, except as may be specifically permitted under this Agreement.

(E)

Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services. Subject to the foregoing, no Party will publicly display the name, trade mark or service mark of the other Parties without the prior written approval of the other Parties, nor will the Client display that of any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned.

(F)

Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an "Offering Document"); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider's written approval. However, the Service provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

6.	SCOPE OF LIABILITY

(A)

Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the "Standard of Care"). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards. However, at all times the Service Provider will remain responsible for the conduct and actions of its Administrative Support Providers.

(B)

Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misfeasance, fraud, bad faith, negligence or reckless disregard of its obligations or duties by the Service Provider or any Administrative Support Provider, and (ii) the Service Provider's liability will be subject to the limitations set forth below.

(C)	Limitations on the Liability.

(i)

The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations.

Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)

The Client understands and agrees that (A) the obligations and duties of the Service Provider will be performed only by the Service Provider (and its Administrative Support Providers) and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (B) the rights of the Client with respect to the Service Provider extend only to the Service Provider (and its Administrative Support Providers) and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)

Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii) (other than its Administrative Support Providers).

(iv)

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)

Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY

(A)

Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an "Indemnitee") for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a "Loss"), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)

this Agreement, except any Loss resulting from the willful misfeasance, fraud, bad faith, negligence or reckless disregard of its obligations or duties by the Service Provider or any Administrative Support

Provider; or

(ii)

any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)

Indemnification by the Service Provider. The Service Provider shall indemnify, defend, and hold the Client and its employees, agents, directors, officers and nominees (each, also an "Indemnitee") harmless from and against any and all losses arising out of a third party claim and relating to Service Provider's willful misfeasance, fraud, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement or in the performance of the Services specified in this Agreement; except any losses resulting from the willful misfeasance, fraud, bad faith, negligence or reckless disregard of its obligations or duties by the Client or its agents (other than Service Provider).

(C)

Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party (the "Indemnifying Party") may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding section 7(A) or (B) hereof, in the event the Indemnitee has not secured such consent the Indemnifying Party will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)

Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the "Fee Schedule"), together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Adviser, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)

Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represent at the date this Agreement is entered into and any Service is used or provided that:

	(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

	(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)

This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

	(iv)	Any consent, authorisation or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)

Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

	(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)

Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

	(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement; and

(iii)

Client's decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client.

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

	(i)	It has commercially reasonable data security and business continuity controls and plans; and

(ii)

It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement. It shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Client's reasonable request, the Service Provider shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder; provided that Service Provider shall not be required to disclose the plan itself or other aspects of the plan that Service Provider maintains in confidence.

10.	TERM AND TERMINATION

(A)

Term. This Agreement will begin on the Effective Date and have an initial term of one 13) year from the Effective Date (the "Initial Term"). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one (1) year periods for each Client ("Rollover Periods").

(B)	Termination.

(i)

Any of Parties (i.e., either the Clients or the Service Provider) may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(ii)

Any of Parties may terminate this Agreement with cause on at least 30 days' written notice to the other Party (i.e., either the Clients or the Service Provider) if such other Party has materially breached any of its obligations hereunder; provided, however, that (a) the termination notice will describe the breach; (b) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (c) subject to applicable Law, no such 30 day notice period shall be required in the event the other Party (1) is subject to a formal order of investigation by the SEC, (2) has been formally charged by applicable regulators with a civil or criminal act, (3) is insolvent or (4) has submitted a voluntary petition for administration.

	(iii)	This Agreement may be further terminated by the Clients or Service Provider immediately in the event of:

(a)

the winding up of or the appointment of an examiner or receiver or liquidator to the other Party (i.e., either the Clients or the Service Provider) or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

		(b)	the other Party (i.e., either the Clients or the Service Provider) no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)

This Agreement shall automatically terminate upon the termination of the services agreement between Client and Service Provider for the provision of administration, fund accounting and transfer agency services (the "Primary Agreement").

(C)	Termination-Related Obligations. Related to termination of this Agreement:

(i)

If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period, the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment ("Liquidated Damages"). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation.

(ii)

Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(iii)

Upon termination, the Service Provider will transfer to the Client or any successor service provider(s) to the Client copies of all Client Records; subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If the Agreement has been terminated by the Client for cause as a result of actions, omissions or other events relating to the Service Provider, the Service Provider will be responsible for any fees and costs associated with the transfer of all Client Records to any successor service provider(s); otherwise the Client shall be responsible for such fees and costs. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the

Client provides Instructions to deliver the Client Records; provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records. Upon termination, the Service Provider will provide no other services to or for the benefit of the Client or any successor service provider unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Ohio.

(B)

Jurisdiction. The courts of the country in which the Service Provider is located and performs its obligations hereunder (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)

Venue. Each Party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 11(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such Party.

(D)

Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

(A)

Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix or exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Services Schedule, the terms of the Services Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)

Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)

Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)

Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)

Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other's prior written consent provided that the Service Provider may make such assignment or transfer to a branch, subsidiary or affiliate.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(G)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(H)

Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

(I)

Service Provider's Maintenance of a Fidelity Bond. Service Provider shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Service Provider shall have the option, either alone or in conjunction with Citigroup, Service Provider's ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Service Provider or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as "self insurance"), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Service Provider elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.	Growth Capital Portfolio, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Growth Capital TEI Portfolio, LLC

By:

Name:

Title:

Date:

Growth Capital Master Portfolio, LLC

By:

Name:

Title:

Date:

Schedule 1 to Compliance Services Agreement

Definitions

"Administrative Support Provider" has the meaning set forth in Section 2(E)(iv) of the Agreement.

"Affiliate" means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, "control" of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors, management or executive officers of that Person.

"Business Day" means any day on which banks are open for business in New York City.

"Agreement" means the Compliance Services Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

"Authorized Person" means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

"Change Control Process" has the meaning set forth in Section 2(B) of the Agreement.

"Citigroup Organization" means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

"Client Records" has the meaning set forth in Section 5(B) of the Agreement.

"Client" or "Clients" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

"Confidential Information" includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties ("Disclosing Party") to the other Party ("Receiving Party"), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)          information related to the Disclosing Party's, its affiliates' or its third party licensors' or vendors' trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)         information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

"Custodian" has the meaning set forth in Section 2(E)(iii) of the Agreement.

"Customer Data" has the meaning set forth in Section 5(D)(ii) of the Agreement.

"Customer" means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

"Dependencies" has the meaning set forth in Schedule 3 to the Agreement.

Schedule 1 to Services Agreement Page 1

"Effective Date" means the date first set forth on page 1 of the Agreement.

"Fee Schedule" means Schedule 4 to the Agreement.

"Force Majeure Event" has the meaning set forth in Section 2(D) of the Agreement.

"Governmental Authority" means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

"Indemnitee" has the meaning set forth in Section 7(A) of the Agreement.

"Initial Term" has the meaning set forth in Section 10(A) of the Agreement.

"Instructions" means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

"Intermediary" has the meaning set forth in Section 2(E)(i) of the Agreement.

"Investment Adviser" has the meaning set forth in Section 2(E)(i) of the Agreement.

"Investment Methods" has the meaning set forth in Section 5(D)(ii) of the Agreement.

"Laws" means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

"Liquidated Damages" has the meaning set forth in Section 10(C)(i) of the Agreement.

"Loss" has the meaning set forth in Section 7 of the Agreement.

"Non-Discretionary Subcontractors" has the meaning set forth in Section 2(E)(iii) of the Agreement.

"Offering Document" has the meaning set forth in Section 5(F) of the Agreement.

"Organic Documents" means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

"Parties" means the Client and the Service Provider.

"Person" means any natural person or incorporated or unincorporated entity.

"Policies and Procedures" means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

"Portfolio Data" has the meaning set forth in Section 5(D)(ii) of the Agreement.

"Proprietary Information" has the meaning set forth in Section 5(D)(i) of the Agreement.

"Report" has the meaning set forth in Section 5(A) of the Agreement.

"Rollover Periods" has the meaning set forth in Section 10(A) of the Agreement.

"Security Procedures" has the meaning set forth in Section 3(B) of the Agreement.

"Service Change" has the meaning set forth in Section 2(B) of the Agreement.

"Service Provider" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

"Services Schedule" means Schedule 2 to the Agreement.

"Services" means the services set forth in Schedule 2 to the Agreement.

"Standard of Care" has the meaning set forth in Section 6(A) of the Agreement.

"Term" means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement Page 2

Schedule 2 to Compliance Services Agreement

Services

Service Provider shall provide the Services listed on this Schedule 2, subject to the terms and conditions of the Agreement, to the Client in connection with its obligations under Rule 38a-1 of the 1940 Act:

1.        The parties mutually agree to coordinate and cooperate in connection with the ongoing maintenance of written compliance policies and procedures which, in the aggregate, shall be deemed by the Board of Directors of the Client (the "Board") to be reasonably designed to prevent the Client from violating the provisions of the Federal securities laws applicable to the Client (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act (the "Fund Compliance Program").

2.        The Client agrees to provide Service Provider with copies of its current compliance policies and procedures, cause its investment advisers and other service providers to furnish their current compliance policies and procedures as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program and furnish (and cause its investment advisers and other service providers to furnish) all such additional information as may reasonably relate to the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Client other than Service Provider. Service Provider shall review and evaluate all such existing information and coordinate the oversight of the compliance programs of the service providers to the Client as provided in Rule 38a-1 ("Fund Service Providers"). The Client shall furnish Service Provider written copies of any amendments to, or changes in, any of the items referred to in Section 2 hereof, forthwith upon such amendments or changes becoming effective. In addition, the Client agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by Service Provider in providing the services agreed to hereunder or which amendment might affect the duties of Service Provider hereunder unless the Client first obtains Service Provider's approval of such amendments or changes, which approval shall not be withheld unreasonably.

3.        Service Provider will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) make an individual acceptable to the Board available to serve as the Client's Chief Compliance Officer, to the extent provided in Section 5 of this Schedule 2 below; (ii) through the Chief Compliance Officer, administer the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (iii) through the Chief Compliance Officer, prepare and evaluate the results of annual reviews of the compliance policies and procedures of Fund Service Providers; (iv) provide support services to the Chief Compliance Officer of the Client, including support for conducting an annual review of the Fund Compliance Program; (v) through the Chief Compliance Officer and otherwise in support of the Fund Compliance Program, develop standards for reports to the Board by Service Provider and other Fund Service Providers; (vi) through the Chief Compliance Officer, develop standards for reports to the Board by the Chief Compliance Officer; (vii) through the Chief Compliance Officer and otherwise in support of the Fund Compliance Program, prepare or provide documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Fund Service Providers and (viii) Provide assistance to the Client with respect to responding to routine regulatory examinations or investigations.

4.        In connection with the services set forth above in clauses (ii), (iii), (v), (vi) and (vii) of Section 3 of Schedule 2, in the event that the Board retains a Chief Compliance Officer that is not provided by Service Provider, the services in relation to the Chief Compliance Officer shall consist of providing the appropriate level of support to the Chief Compliance Officer to reasonably enable him or her to fulfill the duties set forth therein.

5.	Provision of Chief Compliance Officer

(a) At the election of the Client, in connection with the compliance services to be rendered by Service

Schedule 2 to Services Agreement Page 1

Provider pursuant to Section 3 of Schedule 2 above, and subject to the provisions of this Section 5, Service Provider agrees to make available to the Client a person to serve as the Client's chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the "Chief Compliance Officer"). Service Provider's obligation in this regard shall be met by providing an appropriately qualified employee or agent of Service Provider (or its affiliates) who, in the exercise of his or her duties to the Client, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Client. In the event that the employment relationship or independent contractor agency relationship between Service Provider and any person made available by Service Provider to serve as Chief Compliance Officer terminates for any reason, Service Provider shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Client or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer. In such event, upon the request of the Client, Service Provider will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

(b)      In connection with Service Provider's commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, Service Provider shall pay a level of total compensation to such person as is consistent with Service Provider's compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Service Provider shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

(c)      The Client will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Client as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Client. The Client shall cooperate with the Chief Compliance Officer and ensure the cooperation of the investment adviser, the custodian and any other Fund Service Providers to the Client, as well as Client counsel, independent Director counsel and the Client's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer and Service Provider in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Client shall provide the Chief Compliance Officer with appropriate access to the executive officers and Directors of the Client, and to representatives of and to any records, files and other documentation prepared by, Fund Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

(d)      Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Client), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

(e)      Service Provider agrees to provide the services set forth in Section 1 pertaining to the Fund Compliance Program, whether or not the person serving as Chief Compliance Officer is an employee or agent of Service Provider. In the event that the employment relationship or independent contractor agency relationship between Service Provider and a person made available by Service Provider serving as Chief Compliance Officer terminates for any reason, Service Provider shall have no further responsibility to make that particular person available, and shall have no responsibility concerning such person's services after the date the Client is notified of such termination. In such event, upon the request of the Client, Service Provider will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

(f)      It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer will be an executive officer of the Client. The provisions of Section 5 of this Schedule 2 are subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds (the "Service Provider Policies"), a copy of which shall be provided to the Client upon request. The Client's governing documents (including its Certificate of Incorporation and By-Laws) and/or resolutions of its Board shall contain

Schedule 2 to Services Agreement Page 2

mandatory indemnification provisions that are applicable to the Chief Compliance Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent he or she would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

(g)      The Client shall provide coverage to the Chief Compliance Officer under its directors and officers liability policy that is appropriate to the Chief Compliance Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

(h)      In appropriate circumstances, the Chief Compliance Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the Service Provider Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws, or (c) a material deviation by the Client from the terms of this Agreement governing the services of such Chief Compliance Officer that is not caused by such Chief Compliance Officer or Service Provider. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Client or its Other Providers to make an informed determination regarding any of the matters listed above.

(i)      Each Executive Officer may, and the Client shall, promptly notify Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

(j)      Notwithstanding any provision of the Primary Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that Service Provider cannot ensure that the Client complies with the Applicable Securities Laws, and (b) whenever an employee or agent of Service Provider serves as Chief Compliance Officer of the Client, as long as such Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Client (and would not otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Client shall indemnify the Chief Compliance Officer and Service Provider and hold the Chief Compliance Officer and Service Provider harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Service Provider as Chief Compliance Officer of the Client.

Schedule 2 to Services Agreement Page 3

Schedule 3 to Compliance Services Agreement

Dependencies

The Service Provider's delivery of the Services is dependent upon:

(A)

The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)

The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)

The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

Schedule 3 to Services Agreement Page 1

Schedule 4 to Compliance Services Agreement

Fee Schedule

1.	Fees.

The Client shall pay Service Provider on the first Business Day of each month, or as otherwise set forth below, fees for compliance services, in the amount of $30,000 per year.

2.	Expenses.

The Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing the Services, including, but not limited to:

(a) All out of pocket costs incurred in connection with Service Provider's provision of Executive Officers to the Client in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of service providers, and attending training conferences and seminars (plus the costs of training);

(b) If applicable initially or from time to time hereafter, upon the approval of the Client, costs to recruit a Chief Compliance Officer;

(c) The costs incurred by Service Provider in connection with the Fund Compliance Program, including those incurred by or with respect to Other Providers, in providing reports to the Chief Compliance Officer under the Fund Compliance Program; and

(d) In the event that Service Provider is requested or authorized by the Client or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Service Provider to the Client or any Fund, the Client will, so long as Service Provider is not the subject of the investigation or proceeding in which the information is sought, pay Service Provider for its professional time (at its standard billing rates) and reimburse Service Provider for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

3.	Annual Fee Adjustment.

Commencing on the one-year anniversary of the date of this Agreement, Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published, and (b) 5%.

Schedule 4 to Services Agreement Page 1